Exhibit (a)(1)(O)

Stock Option Exchange Program

If you are an Apple employee with options included in this program,

Please click the continue button to log in.

Complete text of the Apple Tender Document is available.

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Stock Option Exchange Program

Enter your 9 digit Personal Identification Number (PIN) that you received via email.

Do not enter any spaces.

Continue

If you cannot locate your PIN, please contact

The Mellon call center

1-888-634-6468 (From within the US)

1-201-329-8195 (From outside the US)

Stock Option Exchange Program

Please provide the following information to verify your login.

Enter your Employee ID Number (do not use letters or leading zeros): _____________

Enter your birth date as mm/dd/yyyy:

mm: _______ dd: _______  yyyy: __________

Continue

If you need help, please contact

The Mellon call center

1-888-634-6468 (From within the US)

1-201-329-8195 (From outside the US)